UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   September 20, 2012

MILLER ENERGY RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Tennessee	001-34732	62-1028629
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9721 Cogdill Road, Suite 302, Knoxville, TN	37932
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(865) 223-6575

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry into a Material Definitive Agreement.

Item 3.03

Material Modification to Rights of Security Holders.

In March 2010, Miller Energy Resources, Inc. sold units of our securities in a private offering, including 1,433,432 shares of our common stock at a purchase price of $3.50 per share and five year warrants to purchase an additional 716,716 shares of common stock with an exercise price of $5.28 per share (the “March 2010 Warrants”) to 14 accredited and/or institutional purchasers. The warrants, which were initially exercisable on a cashless basis, contained a “ratchet provision” which provided that so long as the warrants are outstanding, if we should issue or sell any common stock or common stock equivalent, or grant any option to purchase any of our common stock or common stock equivalents, at a price less than the then exercise price, we would automatically reduce the exercise price of the warrants and the number of shares of common stock issuable upon the exercise of the warrants would be automatically increased so that the aggregate exercise price payable upon the exercise of the warrant, after taking into account the decrease in the exercise price, would be equal to the aggregate exercise price prior to the adjustment.

Under the terms of the Registration Rights Agreement entered into with the purchasers in this offering, we were obligated to file a registration statement with the Securities and Exchange Commission covering the shares of common stock issued and sold in the offering, as well as the shares of common stock underlying the March 2010 Warrants, on or before April 15, 2010 so as to permit the public resale thereof. The Registration Rights Agreement provides that if we failed to timely file the registration statement, or if it was not declared effective within the prescribed time, we were subject to liquidated damages payable in cash equal to 2% of the aggregate purchase price of the securities up to a maximum of 12% of the total proceeds of the offering. While the registration statement was declared effective in August 2010, because we did not meet the filing and effectiveness timelines, we began accruing liquidated damages during the fourth quarter of 2010 and at September 19, 2012 we owed the investors an aggregate of $715,200 for these liquidated damages.

On September 21, 2012 we entered into an Special Warrant Exercise Agreement with certain of these investors pursuant to which (a) certain of the investors have agreed to exercise the March 2010 Warrants immediately for cash at $4.00 per share and waived the right to exercise them on a cashless basis, (b) all but one of those investors not exercising their March 2010 Warrants have agreed to permanently waive the ratchet provision in the March 2010 Warrants in exchange for a one year extension to the term of their March 2010 Warrants, and (c) the investors as a whole have agreed to convert the accrued but unpaid liquidated damages into an aggregate of 178,800 shares of our common stock and to release us from any and all claims for those damages and related interest. Under the terms of this Special Warrant Exercise Agreement, we agreed to issue the investors an aggregate of 764,801 shares of our common stock. The common stock is being offered and sold pursuant to a prospectus, dated September 18, 2012, a prospectus supplement dated September 20, 2012, and our registration statement on Form S-3 (Registration No. 333-183750) which was declared effective on September 18, 2012. The summary of the Special Warrant Exercise Agreement set forth in this Item does not purport to be complete and is qualified by reference to the form of such agreement, which is filed as Exhibit 10.47 hereto and incorporated herein by reference.

In addition, in May 2011 we issued a five year warrant to purchase 300,000 shares of our common stock at an exercise price of $5.51 per share (the “Bristol Warrant”) to Bristol Capital, LLC as compensation for services. On September 20, 2012 we also entered into the Bristol Warrant Exercise Agreement with Bristol Capital, LLC pursuant to which it agreed to exercise the Bristol Warrant immediately for cash at $4.00 per share. The common stock issuable upon the exercise of the Bristol Warrant is also being offered and sold pursuant to a prospectus, dated September 18, 2012, a prospectus supplement dated September 20, 2012, and our registration statement on Form S-3 (Registration No. 333-183750) which was declared effective on September 18, 2012. The summary of the Bristol Warrant Exercise Agreement set forth in this Item does not purport to be complete and is qualified by reference to the form of such agreement, which is filed as Exhibit 10.48 hereto and incorporated herein by reference.

The total number of our common stock issued in connection with the Special Warrant Exercise Agreement and the Bristol Warrant Exercise Agreement will be 1,064,801.

The legal opinion and consent of Anna East Corcoran, Esq. is filed as Exhibit 5.1 to this Current Report on Form 8-K and is incorporated herein by reference.

One holder of a March 2010 Warrant has elected not to participate in the Special Warrant Exercise Agreement. The March 2010 Warrant held by that holder allows for the purchase of 42,857 shares of our common stock at $5.28 per share. With respect to this holder, and in exchange for this holder’s consent to the transaction, we have agreed to terminate and cancel the holder’s warrant in exchange for a payment of $74,999.75.

Item 9.01

Financial Statements and Exhibits.

(d)

Exhibits.

Exhibit No.	Description

5.1	Opinion of Anna East Corcoran, Esq.
10.47	Form of Special Warrant Exercise Agreement
10.48	Bristol Warrant Exercise Agreement
23.1	Consent of Anna East Corcoran, Esq. (included in Exhibit 5.1)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MILLER ENERGY RESOURCES, INC.

Date: September 21, 2012	By:	/s/ Scott M. Boruff
Scott M. Boruff, Chief Executive Officer

Exhibit Index

Exhibit No.	Description

5.1	Opinion of Anna East Corcoran, Esq.
10.47	Form of Special Warrant Exercise Agreement
10.48	Bristol Warrant Exercise Agreement
23.1	Consent of Anna East Corcoran, Esq. (included in Exhibit 5.1)